                                                                    Exhibit 99.1



[OSI PHARMACEUTICALS]                                             NEWS RELEASE



Contact: OSI Pharmaceuticals, Inc.           Burns McClellan (representing OSI)
         Kathy Galante                       Kathy Jones, Ph.D. (media)
         Director                            Blair Clark (investors)
         Investor & Public Relations         (212) 213-0006
         (631) 962-2000



                   OSI PHARMACEUTICALS ANNOUNCES THIRD QUARTER
                                FINANCIAL RESULTS


MELVILLE, N.Y., AUG 11, 2003 (BUSINESS WIRE) -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced its financial results for the Company's third quarter ended June 30, 2003. The Company reported net losses for the third quarter and nine month period of $75.1 million ($2.03 net loss per share) and $132.4 million ($3.62 net loss per share), respectively, compared to net losses of $29.4 million ($0.81 net loss per share) and $196.3 million ($5.48 net loss per share) for the prior year third quarter and nine month period, respectively. The numbers include acquisition related in-process research and development charges of $31.3 million (or $0.85 per share) in the current quarter relating to the Company's acquisition of Cell Pathways, Inc. in June 2003 and $130.2 million (or $3.63 per share) for the prior year nine month period relating to the acquisition of the oncology business of Gilead Sciences, Inc. in December 2001. Adjusted for these charges, the net losses for the current third quarter and nine month periods would have been $43.8 million ($1.18 net loss per share) and $101.1 million ($2.77 net loss per share) and the net loss for the prior year's nine month period would have been $66.1 million ($1.85 net loss per share).

For the third quarter and nine months ended June 30, 2003, revenues were $8.0 million and $20.1 million, respectively, compared to revenues of $4.5 million and $17.2 million for the prior year periods. The increase in the third quarter reflects the recognition of $5.5 million of commissions on U.S. oncology sales of Novantrone(R). These sales commissions relate to the Company's co-promotion agreement with Serono, S.A. which became effective March 11, 2003. In June 2003, the Company completed its acquisition of Cell Pathways and began reporting sales of Gelclair(TM). Operating expenses for the third quarter and nine month period ended June 30, 2003 were $82.9 million and $153.8 million, respectively, compared to $35.1 million and $221.8 million in the prior year periods (these operating expenses include the in-process research and development charges in the current quarter and prior year nine month period of $31.3 million and $130.2 million, respectively).

The increases in operating costs and net loss during the current period primarily relate to the major steps the Company has taken in establishing a commercial operation around its two marketed products Novantrone(R) and Gelclair(TM). The rights to these products were acquired through a co-promotion agreement with Serono and the Company's acquisition of Cell Pathways. In addition, immediately following the closing of the Cell Pathways' transaction, the Company recovered full rights to market and promote Gelclair(TM) in North America from Cell Pathways' marketing partner Celgene Corporation. The Company incurred increased SG&A expenses and amortization costs relating to a $10 million transition services fee agreed with Serono, a quarterly maintenance fee due Serono under the co-promotion agreement, and costs associated with rapidly building a core commercial operation to support the two products. The Company is in the process of activating its sales effort for Novantrone(R) and expects to formally launch Gelclair(TM) in the fall.

HIGHLIGHTS OF THE QUARTER

TARCEVA(TM) DATA PRESENTED AT ASCO

Glioma

At this year's Annual Meeting of the American Society of Clinical Oncology
(ASCO) in May, Dr. Michael Prados of the University of California San Francisco, presented data from a Phase I clinical study on the safety and pharmacokinetics of Tarceva(TM) in patients with malignant glioma (brain cancer). Patients with stable or progressive malignant glioma were treated with Tarceva(TM), starting at 100 mg/day and received an additional 50mg/day until a dose-limiting toxicity occurred. Twenty-six patients were stratified based on the use of enzyme inducing antiepileptic drugs, which are used to prevent seizures. In addition to receiving Tarceva(TM), some patients also received temozolomide, a type of chemotherapy.

Sixteen percent of the evaluable patients (8/49) achieved a partial response after treatment with Tarceva(TM) and three additional minor responses were noted. Dr. Prados reported that the number of objective responses observed in this study was encouraging. Dose-limiting toxicities occurred in six patients, primarily due to skin rash. To date, the maximum tolerated dose has not been reached.

Based on the encouraging safety profile and clinical activity observed in this Phase I study, OSI and Genentech have made a decision to move forward with a Phase II trial of Tarceva(TM) in glioma in the U.S. and initiation of this study was reported on August 8th.

Bronchioloalveolar Cell Carcinoma (BAC)

In the BAC Phase II study, Dr. Vincent Miller of Memorial Sloan Kettering Cancer Center reported that of the 50 patients who were treated with Tarceva(TM), 13 patients (26 percent) achieved a partial response. Of the 13 responders, 6 patients (46 percent) never smoked. The study is on-going and has been expanded to 100 patients. Dr. Miller reported that the activity in Tarceva(TM) in non-smokers is particularly encouraging. Side effects have been similar to those observed in previous Phase II studies of Tarceva(TM), with all but one patient developing rash and one patient experiencing grade 3 diarrhea.

Additional Key Tarceva(TM) Presentations

Additional data presented included a retrospective analysis of Phase II study data supporting OSI's previous observations that dosing Tarceva(TM) at levels producing rash may correlate with improved patient survival and particularly promising early data studying the use of Tarceva(TM) in combination with Genentech's Avastin(TM), an anti-angiogenic agent.

Tarceva(TM) is being developed by a global alliance between OSI, Genentech and Roche.

Commercial Operations

During this quarter, the Company completed the recruitment of a core commercial operations team under the leadership of Mr. Gabriel Leung, who recently joined the Company as Executive Vice-President and President, Oncology Business. Mr. Leung's initial responsibilities include developing and implementing OSI's commercial strategy including the imminent re-launch of Novantrone(R) and the launch of Gelclair(TM) in the fall of this year. Prior to joining OSI, Mr. Leung held executive positions at Pharmacia (where his responsibilities included leadership of that company's global oncology business) and Bristol Myers Squibb. OSI's core commercial operations team is comprised of approximately 60 sales and marketing professionals including 30 sales representatives.

Cell Pathways Acquisition

In June 2003, OSI completed the acquisition of Cell Pathways, Inc. The transaction added Cell Pathways' two leading clinical candidates, Aptosyn(R) and OSI-461 (formerly CP461), the related technology platform and patent estate, and the marketed product Gelclair(TM), a bioadherent oral gel that provides rapid and durable oral pain management, to the OSI portfolio. This transaction is a stock-for-stock merger valued at approximately $31 million based on the average closing prices of OSI's common stock at the time of the announcement of the acquisition. Each share of Cell Pathways' common stock was exchanged for .0567 shares of OSI's common stock. In addition, Cell Pathways' shareholders also received consideration in the form of a five-year contingent value right by which each share of Cell Pathways' common stock is eligible for an additional ..040 shares of OSI's common stock in the event of a filing of a new drug application for either Aptosyn(R) or OSI-461. These additional rights are valued at approximately $24 million, including acquisition related costs.

Conference Call

The Company will host a conference call reviewing the Company's third quarter financial results for the period ended June 30, 2003, product portfolio and recent business developments. The call is scheduled for tomorrow, August 12, 2003, at 10:00 A.M. Eastern Time. To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to listen to the webcast. Alternatively, please call 1-800-915-4836 (U.S.) or 1-973-317-5319 (international) to listen to the call. Telephone replay is available approximately two hours after the call through August 19, 2003. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). The conference ID number is 303357.

OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both next-generation cytotoxic agents and novel mechanism-based, gene-targeted therapeutics focused in the areas of signal transduction and apoptosis. OSI's most advanced drug candidate, Tarceva(TM) (erlotinib HCl), a small-molecule inhibitor of the HER1 gene, is currently in Phase III clinical trials for lung and pancreatic cancers. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(TM) for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM) is an investigational compound and has not yet been determined safe or efficacious in humans for its ultimate intended use.

                   OSI Pharmaceuticals, Inc. and Subsidiaries
                         Selected Financial Information

Consolidated Statements                                Three Months Ended                  Nine Months Ended
   of Operations (Unaudited)                                June 30,                           June 30,
                                                            --------                           --------
(In thousands, except per share data)                2003              2002             2003              2002
                                                     ----              ----             ----              ----


Revenues:
   Sales commissions                               $   5,491       $        -        $    6,378       $        -
   Product sales                                         145                -               145                -
   License and other revenues                          1,519            2,537             4,478            8,042
   Collaborative program revenues                        867            1,974             9,085            9,131
   Total revenues                                      8,022            4,511            20,086           17,173

Expenses:
   Cost of product sales                                  55                -                55                -
   Research and development                           24,301           25,805            76,297           69,584
   Acquired in-process
     research and development                         31,290                -            31,290          130,200
   Selling, general and administrative                23,336            8,977            41,496           21,105
   Amortization of intangibles                         3,922              315             4,666              930

     Total expenses                                   82,904           35,097           153,804          221,819
                                                      ------           ------           -------          -------

     Loss from operations                          $ (74,882)       $ (30,586)        $(133,718)       $(204,646)

Other income (expense):
   Investment income - net                             1,567            3,475             6,469           11,514
   Interest expense                                   (1,605)          (2,011)           (4,817)          (3,359)
   Other expense - net                                  (198)            (317)             (321)             155
                                                        -----            -----             -----             ---

Net loss                                           $ (75,118)       $ (29,439)        $(132,387)       $(196,336)
                                                   =========        =========         =========        =========

Basic and diluted net loss
   per common share                                $   (2.03)       $   (0.81)        $   (3.62)       $   (5.48)
                                                   =========        =========         =========        =========

Weighted average shares of
common stock outstanding                              36,992           36,292           36,618            35,855
                                                      ======           ======           ======            ======


Condensed Consolidated                                  June 30,                  September 30,
   Balance Sheet  (In thousands)                          2003                        2002
                                                          ----                        ----
                                                       (unaudited)

      Cash and investments securities
       (including restricted investments)                $ 337,085                  $ 476,277
                                                         =========                  =========

     Total assets                                        $ 516,937                  $ 579,044
                                                         =========                  =========

     Total stockholders'
       Equity                                            $ 282,807                  $ 379,108
                                                         =========                  =========